UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 16, 2004

COMMISSION FILE NO. 0-25842

Gas Transmission Northwest Corporation

(Exact name of registrant as specified in its charter)

California	94-1512922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 SW Fifth Avenue, Suite 900, Portland, OR	97201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (503) 833-4000

Item 5. Other Events

As described in the Annual Report on Form 10-K of Gas Transmission Northwest Corporation (GTNC) for the period ended December 31, 2003, National Energy & Gas Transmission, Inc. (NEGT), Gas Transmission Corporation and GTN Holdings LLC (GTNH) executed a Stock Purchase Agreement on February 24, 2004 with TransCanada American Investments Ltd., TransCanada Corporation and TransCanada Pipeline USA Ltd. (collectively, TransCanada) for the purchase by TransCanada of the common stock of GTNC. As further described in GTNC’s Form 10-K, the Bankruptcy Court for the District of Maryland, Greenbelt Division, administering the bankruptcy case of NEGT issued an order approving certain bidding procedures in connection with this sale.

On April 7, 2004, Gasoducto Bajanorte, S. de R. L. de C.V (GBN) demanded arbitration (the Arbitration Demand) of a dispute with North Baja Pipeline, LLC, a subsidiary of GTNC, and GTNH, the parent of GTNC, arising with respect to GBN’s right of first refusal under a Joint Operations and Development Agreement (JODA) between GBN and North Baja Pipeline, LLC. The Arbitration Demand seeks a preliminary and permanent injunction against GTNH’s sale of its interest in GTNC. The Arbitration Demand alleges that this planned sale violates GBN’s right of first refusal under the JODA with respect to North Baja Pipeline, LLC’s North Baja Pipeline (NBP). The Arbitration Demand also seeks specific performance of the JODA, a declaration that the JODA bars GTNH and North Baja Pipeline, LLC from selling any indirect or direct interest in North Baja Pipeline, LLC or the NBP as part of the planned sale of GTNC, and the costs of arbitration.

Also on April 7, 2004, GBN filed a complaint against North Baja Pipeline, LLC and GTNH in the Superior Court of the State of California for the County of San Diego. The complaint seeks relief similar to that sought in the Arbitration Demand. Contemporaneously, GBN filed with the court a Motion for a Preliminary Injunction to Preserve the Status Quo Pending Arbitration. This motion seeks a preliminary injunction against the sale of GTNC, pending a determination by an arbitration panel whether further injunctive relief against the sale is appropriate. The motion specifies April 30, 2004 as the date on which the Court will hear the motion.

GTNH and its affiliates intend to defend the action as well the motion for a preliminary injunction vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

GAS TRANSMISSION NORTHWEST CORPORATION

April 16, 2004	By:	/s/ Thomas E. Legro
Thomas E. Legro
Vice President and Controller